UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported) November 16, 2023
ADDVANTAGE TECHNOLOGIES GROUP, INC.
(Exact name of Registrant as specified in its Charter)
Oklahoma
(State or other Jurisdiction of Incorporation)

1-10799	73-1351610
(Commission file Number)	(IRS Employer Identification No.)

1430 Bradley Lane, Suite 196, Carrollton, Texas	75007
(Address of Principal Executive Offices)	(Zip Code)
(918) 251-9121
(Registrant's Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written Communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.01	AEY	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 12b-2 of the Exchange Act.

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03 Material Modifications to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information contained in Item 8.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

To the extent required by Item 5.03 of Form 8-K, the information contained in Item 8.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01 Other Events.

Reverse Stock Split

On November 16, 2023, ADDvantage Technologies Group, Inc (the “Company”) effected a one-for-10 (1:10) reverse stock split of all issued and outstanding shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) effective as of 12:01 a.m. Eastern Time (the “Reverse Stock Split”), vide a Certificate of Amendment to the Certificate of Incorporation of ADDvantage Technologies Group, Inc (the “Certificate of Amendment”) filed with the Secretary of State of Oklahoma on November 16, 2023, and deemed effective on November 16, 2023 at 12:01 a.m. Eastern Time. The Reverse Stock Split was intended to bring the Company into compliance with the $1.00 minimum bid price requirement for continued listing on the NASDAQ Capital Market, as required by Nasdaq Listing Rule 5550(a)(2).

As previously disclosed, at the Company’s Annual Meeting of Stockholders held on September 22, 2023 (the “Annual Meeting”), the Company’ stockholders approved of a proposal (the “Proposal”) authorizing an amendment to the Company’s Certificate of Incorporation, if necessary, to effect a reverse stock split of all issued and outstanding shares of the Common Stock at an exchange ratio ranging from one-for-ten (1:10) to one-for-two (1:2), with such reverse stock split to be effected at an exchange ratio and at such a date and time, if at all, as determined by the Chief Executive Officer of the Company (the “CEO”) in its sole discretion.

As a result of the Reverse Stock Split, every ten (10) shares of issued and outstanding Common Stock were combined into one (1) validly issued, fully paid and non-assessable share of Common Stock. The Reverse Stock Split uniformly affected all issued and outstanding shares of Common Stock and did not alter any stockholder's percentage ownership interest in the Company, except to the extent that the Reverse Stock Split resulted in the fractional interests. No fractional shares will be or have been issued in connection with the Reverse Stock Split. Stockholders who otherwise would have been entitled to receive fractional shares of Common Stock will receive an amount in cash (without interest or deduction) equal to the fraction of one share to which such stockholder would otherwise be entitled multiplied by $2.60, representing the closing price of Common Stock on the Nasdaq Stock Market on the first business day immediately preceding the effective date of the Reverse Stock Split and the inverse of the Reverse Stock Split ratio. Proportional adjustments have also been made to the Company’s outstanding warrants, stock options, and convertible securities, as well as to the reserves shares to reflect the Reverse Stock Split, in each case, in accordance with the terms thereof.

The Reverse Stock Split has reduced the number of shares of Common Stock issued and outstanding from the earlier 14,947,078 to 1,494,707 shares of Common Stock. The number of authorized shares of Common Stock have not been changed by the Reverse Stock Split.

The Company’s transfer agent, Continental Stock Transfer and Trust Company (“Continental”) has acted as the exchange agent for the reverse stock split. Instructions regarding the exchange of stock certificates, as applicable, are being provided to stockholders of record by Continental. Stockholders who hold their shares in brokerage accounts or “street name” are not required to take any action to effect the exchange of their shares.

The Common Stock started trading on a split-adjusted basis on the NASDAQ Capital Market at the market open on November 16, 2023. The trading symbol for the Common Stock will remain “AEY.” Following the Reverse Stock Split, the CUSIP for the Company’s Common Stock is 006743 405.

The description of the Certificate of Amendment and the Reverse Stock Split is qualified in its entirety by reference to the text of the Certificate of Amendment, which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On November 16, 2023, the Company issued a press release announcing the completed Reverse Stock Split. The full text of the Company’s press release issued in connection with the foregoing matter is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
The following exhibit is furnished herewith:

Exhibit 3.1	Certificate of Amendment to the Certificate of Incorporation of ADDvantage Technologies Group, Inc.
Exhibit 99.1	Press release dated November 16, 2023

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADDvantage Technologies Group, Inc.

Date: November 16, 2023

/s/ Michael A. Rutledge
Michael A. Rutledge
Chief Financial Officer